Exhibit 99.1

The Habit Restaurants, Inc. Announces Fourth Quarter and Fiscal Year 2017 Financial Results

IRVINE, CA, February 28, 2018 – The Habit Restaurants, Inc. (NASDAQ: HABT) (“The Habit” or the “Company”), today announced financial results for its fourth quarter and fiscal year ended December 26, 2017.

Highlights for the fourth quarter ended December 26, 2017 include:

•	Total revenue increased 15.2% to $85.1 million compared to $73.9 million in the fourth quarter of 2016.
•	Company-operated comparable restaurant sales decreased 1.0% as compared to the fourth quarter of 2016.
•

Net loss of $6.2 million, or $(0.30) per diluted weighted average share, which included $6.1 million of net expense relating to the enactment of the Tax Cuts and Jobs Act of 2017, compared to net income of $1.3 million, or $0.07 per diluted weighted average share, in the fourth quarter of 2016.

•

Adjusted fully distributed pro forma net loss(1) was $44,000, or $(0.00) per fully distributed weighted average share compared with adjusted fully distributed pro forma net income of $1.8 million, or $0.07 per fully distributed weighted average share for the fourth quarter of 2016.

•	Adjusted EBITDA(1) was $7.3 million compared to $8.4 million for the fourth quarter of 2016.
•

The Company opened 13 new company-operated restaurants and one franchised restaurant during the fourth quarter. As of December 26, 2017, the Company had 193 company-operated locations and 16 franchised/licensed locations (excluding seven licensed locations in Santa Barbara County, California from which the Company is not entitled to royalties) for a system-wide total of 209 locations.

(1)

Adjusted fully distributed pro forma net income and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income to each of these measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures,” included herein.

“We believe we made progress solidifying our business in 2017 and remain confident in the strength of the Habit brand and our strategy of providing a differentiated, high-quality fast casual experience at a tremendous everyday value,” said Russ Bendel, President and Chief Executive Officer of The Habit Restaurants, Inc. “We have a number of exciting and relevant initiatives that we’re working on to naturally evolve our brand, focused on quality/value, convenience and innovation.  We believe our initiatives can enhance the Habit experience not only in 2018, but for many years to come.”

“During the quarter, we opened 13 new company-operated Habit Burger Grills, of which four were drive-thrus, and one franchised restaurant in Shanghai, China. In 2018 we plan to open approximately 30 new Company-operated locations, including approximately 15 drive thru locations, while franchisees expect to open six to eight locations during the year.”

Fourth Quarter 2017 Financial Results Compared to Fourth Quarter 2016

Total revenue was $85.1 million in the fourth quarter of 2017, compared to $73.9 million in the fourth quarter of 2016.

Company-operated comparable restaurant sales decreased 1.0% for the quarter ended December 26, 2017. The decrease in company-operated comparable restaurant sales was driven primarily by a 3.0% decrease in transactions partially offset by a 2.0% increase in average transaction amount.

Net loss for the fourth quarter of 2017 was $6.2 million, or $(0.30) per diluted weighted average share, which included $6.1 million of net expense relating to the enactment of the Tax Cuts and Jobs Act of 2017, compared to net income of $1.3 million, or $0.07 per diluted weighted average share in the fourth quarter of 2016.

In December 2017, the Tax Cuts and Jobs Act was enacted into law. This new legislation provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended, including a reduction of the U.S. federal corporate income tax rate from 35% to 21%, among other provisions. As a result of the Tax Cuts and Jobs Act, the Company recognized other income of $57.9 million related to the reduction in liabilities under its tax receivable agreement (“TRA”). The Company also recognized an additional $64.0 million of income tax expense as related to the Tax Cuts and Jobs Act.

Adjusted fully distributed pro forma net loss in the fourth quarter of 2017 was $44,000, or $(0.00) per fully distributed weighted average share, compared to adjusted fully distributed pro forma net income of $1.8 million, or $0.07 per fully distributed weighted average share, in the fourth quarter of 2016. A reconciliation between GAAP net income (loss) and adjusted fully distributed pro forma net income (loss) is included in the accompanying financial data.

Fiscal Year 2017 Financial Results Compared to Fiscal Year 2016

Total revenue was $331.7 million in fiscal year 2017, compared to $283.8 million in fiscal year 2016.

Company-operated comparable restaurant sales decreased 0.1% for the year ended December 26, 2017. The decrease in company-operated comparable restaurant sales was driven primarily by a 1.1% decrease in transactions partially offset by a 1.0% increase in average transaction amount.

Net loss for fiscal year 2017 was $2.8 million, or $(0.14) per diluted weighted average share, which included $6.1 million of net expense relating to the enactment of the Tax Cuts and Jobs Act of 2017, compared to net income of $4.7 million, or $0.27 per diluted weighted average share in fiscal year 2016.

Adjusted fully distributed pro forma net income in fiscal year 2017 was $4.2 million, or $0.16 per fully distributed weighted average share, compared to $8.0 million, or $0.31 per fully distributed weighted average share, in fiscal year 2016. A reconciliation between GAAP net income (loss) and adjusted fully distributed pro forma net income (loss) is included in the accompanying financial data.

2018 Outlook

The Company currently anticipates the following for its fiscal year 2018:

•	Total revenue between $389 million to $393 million;
•	Company-operated comparable restaurant sales of flat to slightly positive for the year;
•	The opening of approximately 30 company-operated restaurants and six to eight franchised/licensed restaurants;
•	Restaurant contribution margin of 16.0% to 17.0%;
•	General and administrative expenses of $37.5 million to $38.0 million;
•	Depreciation and amortization expense of approximately $24.0 million;
•	Capital expenditures of $43.0 million to $46.0 million; and
•

An effective pro forma tax rate of approximately 29.0% to 30.0%, which assumes the conversion of all common units of The Habit Restaurants, LLC for shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock), which would eliminate the non-controlling interests.

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter and fiscal year 2017 today at 5:00 PM Eastern Time. Russ Bendel, President and Chief Executive Officer, and Ira Fils, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing (855) 327-6837 or for international callers by dialing (778) 327-3988. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 10004264. The replay will be available until Wednesday, March 7, 2018. The conference call will also be webcast live from the Company’s corporate website at ir.habitburger.com under the “Events” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect the change in year-over-year sales in our comparable restaurant base. A restaurant enters our comparable restaurant base in the accounting period following its 18th full period of operations. We operate on a 4-4-5 calendar, each accounting period will consist of either four or five weeks with the exception of a 53-week year, where the last period contains six weeks.

Average Unit Volumes (AUVs) are calculated by dividing revenue for the trailing 52-week period for all company-operated restaurants that have operated for 12 full accounting periods by the total number of restaurants open for such period.

Adjusted fully distributed pro forma net income includes net income attributable to The Habit (i) excluding income tax expense, (ii) excluding the effect of non-recurring items, (iii) assuming the exchange of all common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock), which results in the elimination of non-controlling interests in The Habit Restaurants, LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed pro forma net income before income taxes at our estimated long term effective income tax rate. Adjusted fully distributed pro forma net income is a non-GAAP financial measure because it represents net income attributable to The Habit, before non-recurring items and the effects of non-controlling interests in The Habit Restaurants, LLC. We use adjusted fully distributed pro forma net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone and eliminates the variability of non-controlling interests as a result of member owner exchanges of common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock).

Adjusted fully distributed pro forma net income per fully distributed weighted average share is calculated using adjusted fully distributed pro forma net income as defined above and assumes the exchange of all common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock).

EBITDA, a non-GAAP measure, represents net income before interest expense, net, provision for income taxes, and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, represents EBITDA plus pre-opening costs, stock-based compensation, loss on disposal of assets, Tax Receivable Agreement liability adjustment, and exchange related expenses.

About The Habit Restaurants, Inc.

The Habit Burger Grill is a burger-centric, fast casual restaurant concept that specializes in preparing fresh, made-to-order chargrilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade tuna cooked over an open flame. In addition, it features fresh made-to-order salads and an appealing selection of sides, shakes and malts. The Habit was named the “best tasting burger in America” in July 2014 in a comprehensive survey conducted by one of America’s leading consumer magazines. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to over 215 restaurants in 11 states throughout California, Arizona, Utah, New Jersey, Florida, Idaho, Virginia, Nevada, Washington, Maryland and Pennsylvania as well as three international locations.

Contacts

Investors:

(949) 943-8692

HabitIR@habitburger.com

Media:

(949) 943-8691

Media@habitburger.com

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,”

“project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our soon to be filed annual report on Form 10-K for the year ended December 26, 2017, including the sections thereof captioned “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” These filings and others are available online at www.sec.gov, ir.habitburger.com or upon request from The Habit.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those discussed above. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. However, when analyzing the Company’s operating performance, investors should not consider adjusted earnings per fully distributed weighted average share or adjusted fully distributed pro forma net income in isolation or as substitutes for net income (loss), cash flows from operating activities or other operation statement or cash flow statement data prepared in accordance with U.S. GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies.

Consolidated Statement of Operations Data (unaudited):

Our operating results are presented as a percentage of total revenue, with the exception of restaurant operating costs, depreciation and amortization expense, pre-opening costs and loss on disposal of assets, which are presented as a percentage of restaurant revenue.

	13 Weeks Ended				52 Weeks Ended
(amounts in thousands except share and per share data)	December 26, 2017		December 27, 2016		December 26, 2017		December 27, 2016
Revenue
Restaurant revenue	$84,526	99.3%	$73,403	99.4%	$330,230	99.6%	$282,819	99.7%
Franchise/license revenue	565	0.7%	449	0.6%	1,468	0.4%	991	0.3%
Total revenue	85,091	100.0%	73,852	100.0%	331,698	100.0%	283,810	100.0%
Operating expenses
Restaurant operating costs (excluding depreciation and amortization)
Food and paper costs	25,729	30.4%	21,545	29.4%	101,683	30.8%	84,585	29.9%
Labor and related expenses	29,218	34.6%	24,548	33.4%	110,785	33.5%	92,588	32.7%
Occupancy and other operating expenses	15,328	18.1%	12,530	17.1%	56,796	17.2%	46,352	16.4%
General and administrative expenses	8,191	9.6%	7,294	9.9%	32,559	9.8%	28,849	10.2%
Exchange related expenses	103	0.1%	253	0.3%	494	0.1%	674	0.2%
Depreciation and amortization expense	5,268	6.2%	4,101	5.6%	18,761	5.7%	14,880	5.3%
Pre-opening costs	1,119	1.3%	813	1.1%	3,062	0.9%	2,174	0.8%
Loss on disposal of assets	38	0.0%	18	0.0%	81	0.0%	128	0.0%
Total operating expenses	84,994	99.9%	71,102	96.3%	324,221	97.7%	270,230	95.2%
Income from operations	97	0.1%	2,750	3.7%	7,477	2.3%	13,580	4.8%
Other (income) expense
Tax Receivable Agreement liability adjustment	(57,919)	-68.5%	—	0.0%	(57,231)	-17.3%	—	0.0%
Interest expense, net	208	0.2%	179	0.2%	588	0.2%	634	0.2%
Income before income taxes	57,808	67.9%	2,571	3.5%	64,120	19.3%	12,946	4.6%
Provision for income taxes	63,991	75.2%	607	0.8%	65,388	19.7%	3,646	1.3%
Net income (loss)	(6,183)	-7.3%	1,964	2.7%	(1,268)	-0.4%	9,300	3.3%
Less: net (income) loss attributable to non-controlling interests	22	0.0%	(644)	-0.9%	(1,539)	-0.5%	(4,640)	-1.6%
Net income (loss) attributable to The Habit Restaurants, Inc.	$(6,161)	-7.2%	$1,320	1.8%	$(2,807)	-0.8%	$4,660	1.6%
Net income (loss) attributable to The Habit Restaurants, Inc. per share Class A common stock:
Basic	$(0.30)		$0.07		$(0.14)		$0.27
Diluted	$(0.30)		$0.07		$(0.14)		$0.27
Weighted average shares of Class A common stock outstanding:
Basic	20,365,489		19,501,665		20,285,780		17,139,777
Diluted	20,365,489		19,509,244		20,285,780		17,148,466

Selected Balance Sheet and Selected Operating Data (unaudited):

Balance Sheet Data	December 26, 2017	December 27, 2016
(dollar amounts in thousands)
Balance Sheet Data-Consolidated (at period end):
Cash and cash equivalents	$28,277	$44,192
Property and equipment, net(a)	139,956	102,857
Total assets	292,124	330,366
Total debt(b)	13,700	6,036
Total stockholders' equity	144,595	143,887

(a)	Property and equipment, net consists of property owned or leased, net of accumulated depreciation and amortization.
(b)	Total debt consists of deemed landlord financing.

	13 Weeks Ended
Selected Operating Data	December 26, 2017	December 27, 2016
Other Operating Data:
Total restaurants at end of period	209	172
Company-operated restaurants at end of period	193	162
Company-operated comparable restaurant sales(a)	(1.0)%	1.7%
Company-operated average unit volumes	$1,881	$1,917

	52 Weeks Ended
Selected Operating Data	December 26, 2017	December 27, 2016
Other Operating Data:
Company-operated comparable restaurant sales(a)	(0.1)%	1.9%

(a)

Company-operated comparable restaurant sales reflects the change in year-over-year sales for the company-operated comparable restaurant base. A restaurant enters our comparable restaurant base in the accounting period following its 18th full period of operations.

The following table includes a reconciliation of net income (loss) to adjusted EBITDA:

	13 Weeks Ended		52 Weeks Ended
Adjusted EBITDA Reconciliation	December 26, 2017	December 27, 2016	December 26, 2017	December 27, 2016
(amounts in thousands)
Net income (loss)	$(6,183)	$1,964	$(1,268)	$9,300
Non-GAAP adjustments:
Provision for income taxes	63,991	607	65,388	3,646
Interest expense, net	208	179	588	634
Depreciation and amortization	5,268	4,101	18,761	14,880
EBITDA	63,284	6,851	83,469	28,460
Stock-based compensation expense(a)	672	503	2,518	1,870
Loss on disposal of assets(b)	38	18	81	128
Pre-opening costs(c)	1,119	813	3,062	2,174
Tax Receivable Agreement liability adjustment(d)	(57,919)	—	(57,231)	—
Exchange related expenses(e)	103	253	494	674
Adjusted EBITDA	$7,297	$8,438	$32,393	$33,306

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacements or write-off of leasehold improvements or equipment.
(c)

Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include net occupancy costs incurred between the date of possession and opening date of our restaurants.

(d)

In connection with our initial public offering (“IPO”) of shares of Class A common stock that occurred in fiscal year 2014, we entered into a TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. This category includes adjustments associated with revisions to the expected TRA liability as a result of updated estimated future tax savings at the federal, state and local level.

(e)

This category includes costs associated with the exchanges of common units of The Habit Restaurants, LLC (“LLC Units”) into shares of Class A common stock by members of The Habit Restaurants, LLC (the “Continuing LLC Owners”) pursuant to its Amended and Restated Limited Liability Company Agreement, dated as of April 5, 2015, as amended on May 16, 2016, and further amended on March 22, 2017 (as amended, the “LLC Agreement”).

The following is a reconciliation of GAAP net income (loss) and net income (loss) per share to adjusted fully distributed pro forma net income (loss) and adjusted fully distributed pro forma net income (loss) per share:

	13 Weeks Ended		52 Weeks Ended
(dollar amounts in thousands)	December 26, 2017	December 27, 2016	December 26, 2017	December 27, 2016
Net income (loss)	$(6,183)	$1,964	$(1,268)	$9,300
Exchange related expenses(a)	103	253	494	674
Tax Receivable Agreement liability adjustment(b)	(57,919)	—	(57,231)	—
Income tax expense as reported	63,991	607	65,388	3,646
Fully distributed pro forma net income (loss) before income taxes	(8)	2,824	7,383	13,620
Income tax expense on fully distributed pro forma income (loss) before income taxes(c)	36	1,073	3,140	5,607
Adjusted fully distributed pro forma net income (loss)	$(44)	$1,751	$4,243	$8,013
Adjusted fully distributed pro forma net income (loss) per share of Class A common stock:
Basic	$(0.00)	$0.07	$0.16	$0.31
Diluted	$(0.00)	$0.07	$0.16	$0.31
Weighted average shares of Class A common stock outstanding used in computing adjusted fully distributed pro forma net income(d):
Basic	26,024,804	26,000,356	26,017,332	26,003,484
Diluted	26,024,804	26,007,935	26,073,064	26,012,173

(a)	This category includes costs associated with the exchanges of LLC Units to Class A common stock by the Continuing LLC Owners pursuant to the LLC Agreement.
(b)

In connection with our IPO, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods.. This category includes adjustments associated with revisions to the expected TRA liability as a result of updated estimated future tax savings at the federal, state and local level.

(c)

Reflects income tax expense at an effective rate of 42.5% and 41.2% for the periods ended December 26, 2017 and December 27, 2016, respectively, on income before income taxes assuming the conversion of all outstanding LLC Units for shares of Class A common stock (with a corresponding cancellation of shares of our Class B common stock). The effective rate also excludes the impact of discrete items and reduced corporate tax rate due to tax law change. The estimated tax rate includes provisions for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

(d)

For all periods presented, represents the total number of shares of Class A common stock outstanding including all outstanding LLC Units of The Habit Restaurants, LLC as if they were exchanged on a one-for-one basis for the Company’s Class A common stock (with a corresponding cancellation of shares of our Class B common stock). Diluted earnings per share gives effect during the reporting period to all dilutive potential shares outstanding resulting from employee stock-based awards using the treasury method.